Exhibit 99.1
Robert M. Shearer Elected to Occidental Board of Directors

HOUSTON — July 10, 2019 — Occidental Petroleum Corporation (NYSE:OXY) announced today that Robert “Bob” M. Shearer, a former managing director of BlackRock Advisors LLC, has been elected to its Board of Directors.

Mr. Shearer, 64, has over 35 years of experience in securities and leading investment management firms. Before retiring from BlackRock in 2017, he was co-head of BlackRock’s Equity Dividend team and a member of the Fundamental Equity Platform within BlackRock’s Portfolio Management Group.  Mr. Shearer was also the portfolio manager for both the BlackRock Equity Dividend Fund and Natural Resources Trust, which grew from $500 million to over $50 billion under his leadership. Previously, he managed the Merrill Lynch World Natural Resources Portfolio for Merrill Lynch Investment Managers, which merged with BlackRock in 2006. Mr. Shearer has also held senior leadership roles at David L. Babson & Company, Concert Capital Management and Fiduciary Trust Company International. As a senior research officer for Citicorp Investment Management, he focused on the oil industry, including exploration and production, pipelines and oil field services.

“With more than three decades of experience, Bob has a track record of creating significant value for investors with a focus on high-quality, dividend-growth stocks,” said Gene L. Batchelder, Chairman of the Board. “We are committed to growing our dividend as part our long-term strategy, and Bob’s industry knowledge and management expertise will be a great addition to our Board.”

“Occidental’s reputation for innovation and operational excellence and its strategy for sustainability set it apart in the industry,” Mr. Shearer said. “I am confident in Occidental’s ability to deliver on its long-term business strategy of industry-leading returns and returning capital to shareholders, and I look forward to supporting this commitment as a member of the Board of Directors.”

Mr. Shearer holds an undergraduate degree in Economics from the University of Wisconsin, as well as a Master of International Management from the Thunderbird School of Global Management and a Master of Business Administration from the University of Wisconsin. He is a Chartered Financial Analyst.

About Occidental

Occidental is an international oil and gas exploration and production company with operations in the United States, Middle East and Latin America. Headquartered in Houston, Occidental is one of the largest U.S. oil and gas companies, based on equity market capitalization. Occidental’s midstream and marketing segment purchases, markets, gathers, processes, transports and stores hydrocarbons and other commodities. The company’s wholly owned subsidiary OxyChem manufactures and markets basic chemicals and vinyls. Occidental posts or provides links to important information on its website at oxy.com.

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Contacts:

Media:
Melissa E. Schoeb
713-366-5615
melissa_schoeb@oxy.com

or

Investors:

Jeff Alvarez
713-215-7864
jeff_alvarez@oxy.com

On the web: oxy.com